UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2012

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

1710 SAIC Drive, McLean, VA 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 676-4300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K/A

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, we filed a Current Report on Form 8-K disclosing that John P. Jumper was elected as chief executive officer of SAIC, Inc. effective as of March 1, 2012. On March 1, 2012, the Human Resources and Compensation Committee of the Board of Directors approved Mr. Jumper’s compensation and other terms of employment.

Mr. Jumper will receive a one-time sign-on cash award of $150,000 and will earn an annual base salary of $1.2 million for our fiscal year ending January 31, 2013 (fiscal year 2013). He will also be eligible to participate in SAIC’s incentive compensation program, which includes cash incentive awards and equity awards. Mr. Jumper’s target cash incentive award for fiscal year 2013 will be $1.4 million, with the potential to earn up to $2.205 million for extraordinary performance. The actual amount of the cash incentive award will be based upon both corporate performance and the achievement of individual performance objectives for fiscal year 2013. He will also be eligible to receive equity awards valued at up to $4.5 million, of which approximately 50% are expected to be in the form of performance share awards, 25% in the form of options to purchase SAIC common stock and 25% in the form of restricted stock units. These awards are expected to be granted on March 30, 2012, our next pre-established equity award grant date. Mr. Jumper will be eligible to elect to defer all or a portion of any cash or equity awards granted to him under our cash incentive and equity incentive plans. Mr. Jumper will also be eligible to participate in SAIC’s standard employee benefit programs, including medical, dental, life and disability insurance and participation in the SAIC retirement plan.

If Mr. Jumper’s employment is involuntarily terminated by SAIC during the first two years of employment for reasons other than cause, his base salary, target short-term cash incentives and benefits will continue for the balance of that period, subject to his agreement to release SAIC of any claims and to abide by certain restrictive covenants. In the event of a change in control, Mr. Jumper will be eligible for the severance benefits made available to other executive officers under our standard form of severance protection agreement if his employment is involuntarily terminated without cause or he resigns for good reason within 24 months following the change in control.

As previously reported, Mr. Jumper will remain as a member of the company’s Board of Directors and the Board’s Classified Business Oversight Committee. However, effective with the commencement of employment on March 1, 2012, Mr. Jumper has resigned from the Audit Committee.

The employment letter agreement and stock offer letter provided to Mr. Jumper are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Employment Letter Agreement dated February 29, 2012

Exhibit 10.2	Stock Offer Letter dated February 29, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: March 2, 2012	By:	/s/ Vincent A. Maffeo
Vincent A. Maffeo

	Its:	Executive Vice President and
General Counsel